BECKMAN COULTER, INC.
                             =====================




                      EXECUTIVE DEFERRED COMPENSATION PLAN
                      ====================================




               (AMENDED AND RESTATED EFFECTED AS OF MAY 1, 2002)
               =================================================

                             BECKMAN COULTER, INC.
                             =====================

                      EXECUTIVE DEFERRED COMPENSATION PLAN
                      ====================================

               (AMENDED AND RESTATED EFFECTIVE AS OF MAY 1, 2002)
               ==================================================


        WHEREAS, Beckman Coulter, Inc. (the "Company"), originally established a deferred compensation plan to provide supplemental retirement income benefits for a select group of management and highly compensated employees through deferrals of salary and bonuses effective as of January 1, 1998; and

        WHEREAS, the Company has the right to amend the Plan, and the Company now wishes to amend and restate the Plan to (i) provide that distributions of benefits valued by reference to Company Common Stock be distributed in the form of stock instead of cash; (ii) add provisions consistent with the establishment of a grantor trust for the purpose of satisfying some or all of the Company's obligations under this plan; and (iii) make certain other miscellaneous changes.

        NOW, THEREFORE, the Plan is amended and restated effective as of May
1, 2002; provided, however, that the officers of the Company shall implement the provisions regarding stock distributions as soon thereafter as reasonably feasible, and the officers may phase in the provisions regarding stock distributions over a period of time if the officers determine that such a phase-in would be in the interests of the Company.

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                                   ARTICLE I
                             TITLE AND DEFINITIONS
                             =====================

        1.1   TITLE.

        This Plan shall be known as the "Beckman Coulter, Inc. Executive Deferred Compensation Plan."

        1.2   DEFINITIONS.

        Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

        "Account" or "Accounts" shall mean a Participant's Cash Deferral Account and/or Stock Unit Account. The Committee may establish such additional accounts or subaccounts as it deems necessary for the proper administration of the Plan.

        "Administrator" shall mean the person selected as provided in the Trust Agreement to administer the Plan upon and after a Change in Control Event.

        "Beneficiary" or "Beneficiaries" shall mean the person or persons, including a trustee, personal representative or other fiduciary, who have been designated as or who are deemed to be the Participant's "Beneficiary" or "Beneficiaries" under the 401(k) Plan and who shall receive the benefits specified hereunder in the event of the Participant's death. Notwithstanding the above, a Participant may designate or change such designation of his or her Beneficiary or Beneficiaries for purposes of this Plan by filing, on a form provided by the Committee and on such terms and conditions as the Committee may prescribe, a Beneficiary designation. No such Beneficiary designation shall become effective until it is filed with the Committee. Such Beneficiary designation shall thereafter remain in effect with respect to this Plan until a new Beneficiary designation is filed with the Committee pursuant to the terms hereof. In the event any amount is payable under this Plan to a minor, payment shall not be made to the minor, but instead shall be paid (i) to that person's living parent(s) to act as custodian, (ii) if that person's parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited or made with the court having jurisdiction over the estate of the minor.

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        "Board of Directors" or "Board" shall mean the Board of Directors of
Beckman Coulter, Inc.

        "Bonus" shall mean any annual incentive compensation payable to a Participant in accordance with the Executive or Management Incentive Plans (or their successors) that is in addition to the Participant's Salary.

        "Cash Deferral Account" shall mean the bookkeeping account maintained by the Company on behalf of a Participant who elects to defer his or her Salary and/or Bonus in cash pursuant to Section 3.1. In addition, the Cash Deferral Account of each Participant eligible to receive a Sign-On Credit may be credited with an additional amount in accordance with such Participant's election under Section 3.2.

        "Change in Control Event" shall mean the following for purposes of this Plan and shall be deemed to occur if any of the following events occur:

        (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than an employee benefit plan of Beckman Coulter, Inc. ("Beckman Coulter"), or a trustee or other fiduciary holding securities under an employee benefit plan of Beckman Coulter, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Beckman Coulter representing 15% or more of the combined voting power of Beckman Coulter's then outstanding voting securities, provided that, no Change in Control Event shall be deemed to occur solely because a corporation (the "seller") owns 15% or more of Beckman Coulter voting securities if such ownership is only a transitory step in a reorganization whereby Beckman Coulter purchases the assets of the seller for Beckman Coulter voting securities and the seller liquidates shortly thereafter;

        (ii) individuals who, as of the date hereof, constitute the Board of Beckman Coulter (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Beckman Coulter stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Beckman Coulter, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board of Beckman Coulter;

        (iii) the stockholders of Beckman Coulter approve a merger or consolidation with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Beckman Coulter outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 85% of the combined voting power of the voting securities of Beckman Coulter or such other entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Beckman Coulter (or similar transaction) in which no person acquires 15% or more of the combined voting power of Beckman Coulter's then outstanding voting securities; or

        (iv) the stockholders of Beckman Coulter approve a plan of complete liquidation of Beckman Coulter or an agreement for the sale or disposition by Beckman Coulter of all or substantially all of Beckman Coulter's assets.

Notwithstanding the preceding sentence, a Change in Control Event shall not be deemed to have occurred if the "person" described in the preceding sentence is an underwriting syndicate which has acquired the ownership of 15% or more of the combined voting power of Beckman Coulter's then outstanding voting securities solely in connection with a public offering of Beckman Coulter's securities. If, after any of the events deemed to constitute a Change in Control Event occurs, the transaction approved by the stockholders does not actually transpire, the Change in Control Event will be retroactively deemed not to have occurred.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Committee" shall mean the Organization and Compensation Committee of the Board or its delegate(s) which administers this Plan in accordance with
Article VIII.

        "Common Stock" shall mean the Common Stock of the Company (or such other publicly traded common stock with respect to which Stock Units are designated after a corporate transaction as set forth in Section 9.3).

        "Company" shall mean Beckman Coulter, Inc., any successor corporation and each corporation which is a member of a controlled group of corporations (within the meaning of Section 414(b) of the Code) of which Beckman Coulter, Inc. is a component member. Upon and after a Change in Control Event, Company shall include any successor to Beckman Coulter, Inc. or a substantial portion of its assets.

        "Disability" shall mean that the Participant (1) has terminated employment with the Company, and (2) at the date of such termination, is disabled within the meaning of Section 22(e)(3) of the Code. The Participant must furnish proof of disability in such form and manner, and at such times, as the Company may require. A consideration of disability hereunder does not mean or imply that the Participant qualifies for any disability-related benefits under any other plan or program of the Company, and each such other plan or program is or may be governed by separate requirements which differ from those applied herein.

        "Distribution Amount" shall mean the amount of a Participant's Cash Deferral Account and Stock Unit Account (together with earnings and Dividend Equivalents credited pursuant to Sections 4.1(c) and 4.2(f) respectively) associated with a particular Plan Year's deferral and distribution election.

        "Dividend Equivalent" shall mean the amount of cash dividends or other cash distributions paid by the Company on that number of shares of Common Stock which is equal to the number of Stock Units then credited to a Participant's Stock Unit Account, which amount shall be allocated as additional Stock Units to such Participant's Stock Unit Account, as provided in Section 4.2.

        "Eligible Employee" shall mean an officer or other highly compensated employee of the Company who has been selected by the Committee to participate in this Plan. The Committee shall limit Eligible Employee status to a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

        "Fair Market Value" shall mean: (1) If the Common Stock is being valued in connection with a transaction (such as the crediting of amounts to an Account or a distribution) for which the Committee determines there is a corresponding transaction by the Trust, the net price per share of Common Stock purchased or the net proceeds per share of Common Stock sold in the transaction by the Trust, in each case including all expenses of such transaction by the Trust. (2) If paragraph (1) does not apply, (a) the closing price of the Common Stock on the New York Stock Exchange on the date for which the fair market value is determined, or, if there is no trading of the Common Stock on such date, then the closing price of the Common Stock on the New York Stock Exchange on the next preceding date on which there was trading in such shares; or (b) if the Common Stock is not listed, admitted or quoted, the Committee may designate such other source of data as it deems appropriate for determining such value for purposes of this Plan.

        "401(k) Plan" means the Beckman Coulter, Inc. Savings Plan, as it may be amended from time to time.

        "Interest Rate" shall mean, for each Plan Year, the prime rate of interest established by Bank of America, NT&SA in effect as of the July 31 preceding the relevant Plan Year.

        "Layoff" shall mean that a Participant has terminated from employment with the Company as a result of a layoff and such termination is classified as such in the Company's payroll records.

        "Participant" shall mean any Eligible Employee who elects to defer a portion of his or her Salary and/or Bonus in accordance with Section 3.1 and who satisfies the participation requirements of Article II.

        "Plan" shall mean the Beckman Coulter, Inc. Executive Deferred Compensation Plan set forth herein, now in effect, or as amended from time to time. This Plan constitutes an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as set forth in Sections 201, 301 and 401 of ERISA.

        "Plan Year" shall mean each 12 consecutive month period beginning on January 1.

        "Premium Percentage" shall mean the percentage used for the crediting of Premium Units determined pursuant to Section 4.2(c)(ii) of the Plan.

        "Premium Units" shall mean the Stock Units credited to a Participant's Stock Unit Account resulting from the premium associated with the Participant's deferral of a particular percentage of Bonus and/or Sign-On Credit in the form of Stock Units pursuant to Sections 4.2(c)(ii) and/or Section 4.2(g), as the case may be.

        "Retirement" shall mean the Participant's termination of employment on or following the date the Participant has completed (1) five or more years of service, and the Participant's whole years of age plus whole years of service total 65 or more, or (2) one or more years of service, and the Participant is age 65 or greater. For a Participant who is eligible to participate in either the Beckman Coulter, Inc. Pension Plan or the Retirement Plus program under the 401(k) Plan, "years of service" in the preceding sentence shall mean years of service as calculated for vesting purposes in the applicable plan. For a Participant who is not eligible to participate in either the Beckman Coulter, Inc. Pension Plan or the Retirement Plus program under the 401(k) Plan, years of service shall mean complete years of service with the Company determined according to the Participant's anniversary date maintained by the Company; provided that for a Participant whose employment with the Company began as a result of an acquisition by the Company, service is determined using the acquisition date.

        "Salary" shall mean the Participant's "Plan Compensation" (as such term is defined in the 401(k) Plan, but without regard to the limit Section 401(a)(17) of the Code) prior to any deferrals under this Plan or any other deferred compensation plan of the Company, except for Bonus.

        "Sign-On Credit" shall mean an amount set forth in the Participant's offer of employment letter from the Company to be credited to a newly hired Participant's Accounts(s) as an incentive to the Participant to become an employee of the Company. The Sign-On Credit shall be offered only to Eligible Employees who are classified by the Company as Vice President/Director or above.

        "Stock Unit" or "Unit" shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock of the Company solely for purposes of this Plan. The Units credited to a Participant's Stock Unit Account shall be used solely as a device for the determination of the value of the Participant's Stock Unit Account, to be eventually distributed in Common Stock held by the Trust to such Participant in accordance with this Plan. The value of a Unit will vary on any given date due to market fluctuations in the price of Common Stock. The Units shall not be treated as property or as a trust fund of any kind. No Participant shall be entitled to any voting or other stockholder rights with respect to Units granted or credited under this Plan. The number of Units credited shall be subject to adjustment in accordance with Section 9.3.

        "Stock Unit Account" shall mean the bookkeeping account maintained by the Company on behalf of each Participant who elects to defer his or her Salary and/or Bonus in Stock Units pursuant to Section 3.1. In addition, each Participant's Stock Unit Account shall be credited with Company matching contributions in the form of additional Stock Units in accordance with Section 4.2(d), and, in the case of Participants eligible for contributions to the 401(k) Plan under the Retirement Plus provisions of the 401(k) Plan, Company Retirement Plus contributions in the form of additional Stock Units in accordance with Section 4.2(e). In addition, the Stock Unit Account of each Participant eligible to receive a Sign-On Credit may be credited with an additional amount in the form of Stock Units pursuant to the Participant's election under Section 4.2(g).

        "Trust" shall mean a grantor trust established and funded by the Company for the purpose of satisfying some or all of the Company's obligations under the Plan.

        "Trust Agreement" shall mean the agreement by and between the Company and the Trustee establishing the Trust.

        "Valuation Date" shall mean, as applicable, such date(s) that the Distribution Amount(s) are valued pursuant to Section 6.1(b) or that Account balances are determined for purposes of early or hardship withdrawals pursuant to Section 6.3(c).


                                   ARTICLE II
                                 PARTICIPATION
                                 =============

        2.1   PARTICIPATION.

        Participation in the Plan is voluntary. An Eligible Employee shall become a Participant in this Plan by electing to defer a portion of his or her Salary and/or Bonus in accordance with Article III.

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                                  ARTICLE III
                               DEFERRAL ELECTIONS
                               ==================

        3.1     ELECTIONS TO DEFER SALARY AND/OR BONUS.

        (a) DEFERRAL ELECTIONS. The Committee shall notify each Eligible Employee of his or her eligibility to participate in the Plan; provided, however, that an Eligible Employee's deferral of Salary and/or Bonus under this Plan for any Plan Year may only commence after the Eligible Employee has satisfied the participation requirement of Article II. An Eligible Employee's elections to participate may be made by telephonic means in accordance with rules and procedures established by the Committee. In addition, notwithstanding anything else contained herein to the contrary, no Eligible Employee shall be allowed to defer Salary and/or Bonus to the extent the Committee determines in its discretion that such compensation should be withheld to pay the Eligible Employee's portion of taxes under the Federal Insurance Contributions Act, any state, federal or local income taxes, payments required to maintain coverage for the Eligible Employee or the Eligible Employee's dependents under any welfare plan or program of the Company, or any similar payment.

        (b) ANNUAL ELECTION TO DEFER SALARY. To participate through the deferral of Salary for any Plan Year, an Eligible Employee must file an election with the Committee no later than the date established by the Committee. Such date shall precede the first day of the Plan Year during which the deferral election shall be effective.

        (c) ANNUAL ELECTION TO DEFER BONUS. To participate through the deferral of a Bonus for any Plan Year, an Eligible Employee must file a separate election with the Committee no later than the date established by the Committee. Such date shall be no later than November 30 of the Plan Year to which it applies.

        (d) ELECTION FOR NEWLY HIRED EMPLOYEE. An Eligible Employee whose employment with the Company commences during a Plan Year may elect to participate in the Plan during such Plan Year by filing a Salary deferral election with the Committee prior to the date in which he or she first becomes eligible to participate in the 401(k) Plan. With respect to Salary earned on or after this eligibility date, such deferral election shall become effective with the next pay period following such eligibility date for which it is administratively practical for participation to begin. An Eligible Employee whose initial employment with the Company commences on or prior to the published deadline for the deferral of a Bonus may make a separate written election with respect to the deferral of his or her Bonus for that Plan Year, which separate election must be filed with the Committee no later than the published deadline for that Plan Year.

        (e) METHOD OF DEFERRAL. Each participation election shall signify the portion of the Eligible Employee's Salary and/or Bonus that he or she elects to defer. The Participant also will make a single election for the time and form of payment of each Plan Year's deferred compensation (Salary and/or Bonus, Company matching contributions, Company Retirement Plus contributions, Premium Units, and allocable earnings) to be distributed to him or her as set forth herein. An election to defer Salary for a Plan Year shall apply to all Salary earned during each pay period beginning in such Plan Year. An election to defer Bonuses for a Plan Year shall apply to any Bonus paid with respect to services performed during such Plan Year, even if payment would otherwise be made after the close of such Plan Year, provided that such deferral election is made by the applicable deadline described in the preceding subsections of this Section 3.1.

                (i) A Participant's election to defer his or her Salary and/or Bonus under the Plan shall specify whether such amount is to be deferred in 1% increments in the form of (1) cash, in accordance with Section 4.1, and/or (2) Stock Units, in accordance with Section 4.2.

        (f)     AMOUNT OF DEFERRALS. Subject to the withholding requirements of
Section 3.1 (a) above, the amount of Salary and/or Bonus which an Eligible Employee may elect to defer is as follows:

                (i) Any percentage of Salary (in 1 % increments) from 10% up to 70%; and

                (ii) Any percentage of Bonus (in 1% increments) from 20% up to 80%.

        (g) DURATION OF DEFERRAL ELECTION. Any deferral election made under paragraphs (b), (c) or (d) of this Section 3.1 shall remain in effect and, except as provided in Subsection 3.1(h), be irrevocable, notwithstanding any change in the Participant's Salary or Bonus, for the entire Plan Year for which it is effective.

        (h) EMERGENCY CESSATION OF DEFERRALS. Notwithstanding anything contained herein to the contrary, a Participant may discontinue his or her Salary and Bonus deferrals under the Plan at any time, provided that the Participant also ceases at the same time to make any before-tax deferrals, after-tax contributions, and if applicable, catch-up contributions under the 401(k) Plan and the Beckman Coulter, Inc. Executive Restoration Plan. Such discontinuance of deferrals, after-tax contributions and catch-up contributions will remain in effect for the remainder of the current Plan Year and the following Plan Year.

        3.2     SIGN-ON CREDIT ELECTIONS.

        An Eligible Employee whose employment with the Company commences on or after July 1, 2000 and who is notified in an offer of employment letter of his or her eligibility to receive a Sign-On Credit under the Plan, shall make a single election with respect to the time and form of payment of his or her Sign-On Credit to be distributed to him or her as set forth in Section 6.1 below. In addition, such election shall specify whether the Eligible Employee's Sign-On Credit is to be deferred in 1% increments in the form of (i) cash, in accordance with Section 4.1 and/or (ii) Stock Units, in accordance with Section 4.2(g). Any election made under this Section 3.2 shall be made according to the rules prescribed by the Committee and shall be irrevocable. Such an Eligible Employee shall become a Participant as of the date the Sign-On Credit is credited under the Plan.

                                   ARTICLE IV
                                    ACCOUNTS
                                    ========

        4.1     CASH DEFERRAL ACCOUNT.

        The Committee shall establish and maintain a Cash Deferral Account for each Participant under the Plan. A Participant's Cash Deferral Account shall be credited as follows:

        (a) INITIAL CREDITING OF SALARY TO CASH DEFERRAL ACCOUNT. As soon as administratively practical after submission of each pay period report, the Plan's recordkeeper shall credit the Participant's Cash Deferral Account with an amount equal to the portion of Salary deferred by the Participant during that pay period in accordance with the Participant's election under Section 3.1(e); that is, the portion of the Participant's Salary that the Participant has elected to be deferred under his or her Cash Deferral Account.

        (b) INITIAL CREDITING OF BONUS TO CASH DEFERRAL ACCOUNT. As soon as administratively practical after submission of each pay period report for the period in which the Bonus is paid, the Plan's recordkeeper shall credit the Participant's Cash Deferral Account with an amount equal to the portion of the Bonus deferred in accordance with the Participant's election under Section 3.1(e); that is, the portion of the Participant's Bonus that the Participant has elected to be deferred under his or her Cash Deferral Account.

       (c) CREDITING OF EARNINGS. Interest is accrued daily at the applicable Interest Rate based on the daily Account balance and credited monthly to the Participant's Cash Deferral Account. For purposes of crediting earnings to such Account, the Interest Rate used may fluctuate from Plan Year to Plan Year and the Interest Rate in effect in a particular Plan Year shall apply to the Participant's entire Account balance without regard to the Plan Year in which any portion of the Account balance was deferred.

       (d) CREDITING OF SIGN-ON CREDIT TO CASH DEFERRAL ACCOUNT. On or as soon as administratively practical following the last day of the initial pay period in which a Participant's employment with the Company commences (or, if later, the date or dates set forth in the Participant's offer of employment letter), the Committee shall credit the Participant's Cash Deferral Account with an amount equal to the portion of the Sign-On Credit (if any) that the Participant has elected to be deferred under his or her Cash Deferral Account pursuant to Section 3.2.

        4.2     STOCK UNIT ACCOUNT; DIVIDEND EQUIVALENTS.

        (a) STOCK UNIT ACCOUNT. The Committee shall establish and maintain a Stock Unit Account for each Participant under the Plan. A Participant's Stock Unit Account shall be credited with the portion of his or her Salary and/or Bonus he or she has elected pursuant to Section 3.1 to defer in the form of Stock Units. In addition, the Participant's Stock Unit Account shall be credited with Company matching contributions in the form of additional Stock Units in accordance with Section 4.2(d), and, in the case of Participants eligible for contributions to the 401(k) Plan under the Retirement Plus provisions of the 401(k) Plan, Company Retirement Plus contributions in the form of additional Stock Units in accordance with Section 4.2(e). Effective January 1, 2001, no additional credits under Sections 4.2(d) and 4.2(e) shall be made.

        (b) CREDITING OF SALARY TO STOCK UNIT ACCOUNT. As soon as administratively practical after submission of each pay period report, the Plan's recordkeeper shall credit the Participant's Stock Unit Account with a number of Units determined by dividing the applicable portion of the Participant's deferred Salary by the Fair Market Value of a share of Common Stock.

        (c) CREDITING OF BONUS TO STOCK UNIT ACCOUNT. As soon as administratively practical after submission of each pay period report for the period in which the deferred Bonus is paid, the Plan's recordkeeper shall credit the Participant's Stock Unit Account with a number of Units which is equal to the amount of the Participant's Bonus deferred in Stock Units, divided by the Fair Market Value of a share of Common Stock. Such Account shall also be credited with the number of Premium Units which is equal to the product of the number of Stock Units determined in the preceding sentence, multiplied by the applicable Premium Percentage determined under the following table with respect to the percentage of Bonus that the Participant has elected to defer in the form of Stock Units for that Plan Year:

            PERCENTAGE OF BONUS DEFERRED             PREMIUM
             IN THE FORM OF STOCK UNITS            PERCENTAGE
             ==========================            ==========

                      0 to 34%                         0%
                     35% to 49%                        15%
                     50% to 69%                        20%
                     70% to 80%                        30%

        (d) COMPANY MATCHING CONTRIBUTIONS. As soon as administratively practical after submission of each pay period report, the Plan's recordkeeper shall credit the Participant's Stock Unit Account with a number of additional Units determined by dividing the product of (i) and (ii) by (iii), where (i) is an amount equal to the sum of Salary and Bonus deferred by the Participant during such pay period under Sections 4.1(a), 4.1(b), 4.2(b) and 4.2(c) (but without regard to any Premium Units), and (ii) is 3.5%, and (iii) is the Fair Market Value of a share of Common Stock based on the price used to credit Company matching contributions under the 401(k) Plan for that pay period. Effective January 1, 2001, no additional credits under this Section 4.2(d) shall be made.

        (e) RETIREMENT PLUS CONTRIBUTIONS. As soon as administratively practical following each quarter, the Plan's recordkeeper shall credit the Stock Unit Account of each Participant who is eligible for a contribution to the 401(k) Plan under the Retirement Plus provisions of the 401(k) Plan with a number of additional Units determined by dividing (i) by (ii), where (i) is the additional amount that the Company would have contributed to the Participant's Retirement Plus Contributions Account under the 401(k) for that quarter if the Participant had not deferred the amount of Compensation deferred under this Plan for that quarter and (ii) is the Fair Market Value of a share of Common Stock based on the price used to credit Retirement Plus contributions under the 401(k) Plan for that quarter. Quarterly contributions shall cease effective with the quarter commencing January 1, 2001. Effective for the contributions made on account of Plan Years commencing January 1, 2001 and thereafter, the contributions under this sub-paragraph (e) shall be credited on an annual basis corresponding to the timing of the contributions under the Retirement Plus provisions of the 401(k) Plan. Effective January 1, 2001, no additional credits under this Section 4.2(e) shall be made.

        (f) DIVIDEND EQUIVALENTS. As soon as administratively practical following any date on which dividends are paid on Common Stock, a Participant's Stock Unit Account shall be credited with additional Units in an amount equal to the amount of the Dividend Equivalents representing cash dividends paid on that number of shares which is equal to the aggregate Stock Units in the Participant's Stock Unit Account as of the record date established for the dividend payment, divided by the Fair Market Value of a share of Common Stock.

        (g) CREDITING OF SIGN-ON CREDIT TO STOCK UNIT ACCOUNT. On or as soon as administratively practical following the last day of the initial pay period in which a Participant's employment with the Company commences (or, if later, the date or dates set forth in the Participant's offer of employment letter), a Participant's Stock Unit Account shall be credited with a number of Units equal to the sum of (i) and (ii), where (i) is the number of Stock Units which is equal to the applicable portion of the Participant's Sign-On Credit divided by the Fair Market Value of a share of Common Stock, and (ii) is the number of Premium Units which is equal to the product of the number of Stock Units determined in (i) above, multiplied by the applicable percentage (not to exceed thirty percent) determined in accordance with the table set forth in the Participant's offer letter with respect to the percentage of Sign-On Credit that the Participant has elected to defer in the form of Stock Units.

        (h) CREDITING OF EARNINGS. In the event that benefits cease to be denominated in Stock Units (as determined under Section 9.3), interest will be accrued daily at the applicable Interest Rate based on the daily Stock Unit Account balance and credited monthly to the Participant's Stock Unit Account. For purposes of crediting earnings to such Account, the Interest Rate used may fluctuate from Plan Year to Plan Year and the Interest Rate in effect in a particular Plan Year shall apply to the Participant's entire Stock Unit Account balance without regard to the Plan Year in which any portion of the Stock Unit Account balance was deferred.


                                   ARTICLE V
                                    VESTING
                                    =======

        5.1   VESTING.

        (a) CASH DEFERRAL ACCOUNT. A Participant's Cash Deferral Account shall be 100% vested at all times.

        (b) STOCK UNIT ACCOUNT. The interest of each Participant in the Units credited to his or her Stock Unit Account shall be 100% vested; provided, however, that Units representing Premium Units shall not vest until two years after the November 30 of the Plan Year in which such Units are credited. Stock Units attributable to Dividend Equivalents shall be vested to the same extent as the underlying Units to which they relate. In the event that a Participant's employment with the Company terminates for reasons other than death, Retirement, Disability or layoff prior to the date any Units representing Premium Units (including Units representing Dividend Equivalents thereon) have become vested, the Participant shall forfeit the number of Units credited to his or her Stock Unit Account representing such non-vested Premium Units (including Units representing Dividend Equivalents thereon). In the event that a Participant's employment with the Company terminates by reason of death, Retirement, Disability or layoff, the Participant's Account shall be fully vested and distributed to the Participant (or, in the event of his or her death, Beneficiary). Notwithstanding the foregoing, upon the occurrence of a Change in Control Event, each Participant's entire Stock Unit Account (including any Units representing Premium Units, and Dividend Equivalents thereon) shall be immediately 100% vested.

                                   ARTICLE VI
                                 DISTRIBUTIONS
                                 =============

        6.1   DISTRIBUTION OF ACCOUNTS.

        (a) TIME AND FORM OF DISTRIBUTION. A Participant shall elect to receive a Distribution Amount in accordance with the following options:

                (i) SINGLE LUMP SUM ON TERMINATION. A lump sum payable as soon as administratively practical following the Participant's termination from employment for any reason.

                (ii) 50/50 LUMP SUM ON TERMINATION. A lump sum of an amount equal to 50% of the balance of the Participant's Distribution Amount payable as soon as administratively practical following the Participant's termination of employment for any reason, with the remaining balance of the Participant's Distribution Amount distributed in a lump sum payable as soon as administratively practical after the January 1 which follows the calendar year during which the initial 50% of the Participant's Distribution Amount was distributed. Until the final distribution is made, earnings and Dividend Equivalents shall continue to be credited to the undistributed balances in the Participant's Accounts.

                (iii) SINGLE LUMP SUM - DATE CERTAIN. A lump sum payable on or as soon as administratively practical following some specified date (which is the last day of a month and which is at least two years after the date of the Participant's deferral election). If a Participant's employment terminates for any reason prior to such specified date, the Distribution Amount shall be paid as a Single
        Lump Sum on Termination in accordance with Section 6.1(a)(i).

                (iv) 50/50 LUMP SUM - DATE CERTAIN. A lump sum of an amount equal to 50% of the balance of the Participant's Distribution Amount payable on or as soon as administratively practical following some specified date (which is the last day of a month and which is at least two years after the date of the Participant's deferral election), with the remaining balance distributed in a lump sum payable in January of the year which follows the calendar year during which the initial 50% of the Participant's Distribution
        Amount was distributed. Until the final distribution is made, earnings and Dividend Equivalents shall continue to be credited to the undistributed balances in the Participant's Accounts. If a Participant terminates employment prior to such specified date, the Distribution Amount shall be paid as a Single Lump Sum on Termination in accordance with Section 6.1(a)(i).

                (v) INSTALLMENTS. Subject to the requirements described in this SECTION 6.1(A)(V), substantially equal annual installments over five (5) to fifteen (15) years commencing upon or as soon as administratively practical following the Participant's Retirement.
        The amount of the first annual payment shall be determined by dividing the Distribution Amount by the appropriate number of years in the installment period. Each subsequent payment is determined by dividing the remaining balance by the remaining number of years in the installment period. Each subsequent annual installment shall be payable during each January which follows the Participant's
        Retirement and which occurs during the installment period. Until the Valuation Date for the final distribution, earnings and Dividend Equivalents shall continue to be credited to the undistributed balances in the Participant's Accounts in the manner described in Sections 4.1(c), 4.2(f) and 6.1(b). Notwithstanding anything else contained herein to the contrary, the distribution option described in this Section 6.1(a)(v) shall only be available to a Participant if the total value of his or her vested Distribution Amounts which are to be distributed pursuant to this Section 6.1(a)(v) is at least $100,000 as of the date of his or her Retirement. In the event that a Participant has elected an installment form of distribution and the value of his or her vested Distribution Amounts which are to be distributed in the form of installments is less than $100,000 as of his or her Retirement date, or the Participant is not eligible for Retirement, the Distribution Amount shall be paid as a 50/50 Lump
        Sum on Termination in accordance with Section 6.1(a)(ii).

        (b) MANNER OF DISTRIBUTION. The amount to be paid to the Participant shall be the vested portion of the Participant's Accounts.

                (i) Amounts not denominated as Stock Units as of the date of distribution shall be paid in cash and valued as of the date the amount of the distribution is determined.

                (ii) If, as of the date of distribution, benefits continue to be denominated as Stock Units, then the benefit attributable to the Stock Units credited to a Participant's Accounts shall be distributed in shares of Common Stock. The Fair Market Value of any fractional Stock Units shall be distributed in cash; such Fair
        Market value shall be determined as of the date used by the trustee of the Trust to determine the taxable income reportable with respect to the shares of Common Stock distributed.

        (c) DISTRIBUTION ELECTIONS. For deferrals prior to January 1, 2003, Participants made separate distribution elections for the portion of their Accounts attributable to each year of participation under the Plan ("Pre-2003 Class-Year Election"), and distributions prior to January 1, 2003 were made according to the Pre-2003 Class-Year Elections. Effective for distributions after January 1, 2003, distribution of a Participant's Distribution Amount under this Section 6.1 shall be made as follows:

                (i) Class-year elections remain valid with respect to the Single Lump Sum-Date Certain option set forth in Section 6.1(a)(iii) and the 50/50 Lump Sum-Date Certain option set forth in Section 6.1(a)(iv). Thus, Pre-2003 Class Year Elections specifying these forms of benefit will continue to be honored. After 2002, Participants may continue to elect these forms of benefit on a class-year basis, and elections concerning these forms of benefit may be changed as specified in clause (iii) of this subsection (c).

                (ii) No form of distribution other than those specified in clause (i) of this subsection (c) may be elected on a class-year basis and any other class-year election shall be disregarded. Thus, Pre-2003 Class Year Elections are not valid after January 1, 2003 with respect to the Single Lump Sum on Termination option set forth in Section 6.1(a)(i), the 50/50 Lump Sum on Termination option set forth in Section 6.1(a)(ii), and the Installments option set forth in Section 6.1(a)(v). The portion of the Participant's Accounts not subject to class-year elections that are valid under clause (i) of this subsection (c) shall be distributed according to the Participant's "Global Election," as follows:

                        (1) The first distribution election form received by
                the Committee for a Participant with respect to the 2003 Plan Year (or if later, the first Plan Year the Participant is a Participant) shall be the Participant's initial Global Election.

                        (2) A Participant may change his or her Global Election
                as set forth in clause (iii) of this subsection (c).

                (iii) Participants shall be allowed to change their distribution elections by filing a new distribution election form as follows:

                        (1) A Global Election may be replaced with a new Global
                Election if the new Global Election is made at least one year prior to the earlier of (x) the date benefit payments would otherwise have commenced under the Participant's immediately preceding valid Global Election, or (y) the date benefit payments would commence under the new Global Election. Furthermore, if the new Global Election changes the date of distribution under the Single Lump Sum-Date Certain option set forth in Section 6.1(a)(iii) or the 50/50 Lump Sum-Date
                Certain option set forth in Section 6.1(a)(iv), the new date of distribution must be at least two years from the date of the original election of such option(s). Subject to the foregoing rules concerning the validity of a new Global Election, a Participant may make a Global Election applicable to amounts that had been subject to a class-year election, but if an amount is ever subject to a Global Election, the Participant may not subsequently make such amount subject to a class-year election.

                        (2) A Participant may replace an existing class-year
                election with respect to the Single Lump Sum-Date Certain option set forth in Section 6.1(a)(iii) or the 50/50 Lump Sum-Date Certain option set forth in Section 6.1(a)(iv) with a new class-year distribution election with respect to such options if the new class-year election is made at least one year prior to the earlier of (x) the date benefit payments would otherwise have commenced under the Participant's immediately preceding valid class-year election with respect to such distribution, or (y) the date benefit payments would commence under the new class-year election. Furthermore, the new date of distribution must be at least two years from the date of the original election of such option(s). Subject to the rules set forth in paragraph (1) of this clause (iii) concerning the validity of a new Global Election, a Participant may make a Global Election applicable to amounts that had been subject to a class-year election, but if an amount has ever been subject to a Global Election, the Participant may not subsequently make such amount subject to a class-year election.

                        (3) Distribution election forms that are not valid under
                paragraphs (1) and (2) of this clause (iii) shall be void and shall be disregarded.

        6.2     INABILITY TO LOCATE PARTICIPANT.

        In the event that the Committee is unable to locate a Participant or Beneficiary within two years following the date the Participant was to commence receiving payment or delivery pursuant to Section 6.1, the entire amount allocated to the Participant's Accounts shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest, earnings or further crediting of Dividend Equivalents, from the date of the forfeiture. The distribution of such benefits shall thereafter be made in the manner determined by the Committee.

        6.3     EARLY AND HARDSHIP DISTRIBUTIONS.

        Notwithstanding anything in this Article VI, the Plan shall permit an in-service early or hardship distribution as follows:

        (a) EARLY DISTRIBUTION. At any time, a Participant, at his or her sole discretion, may withdraw up to 100% of the vested balance of his or her Accounts subject to a 10% penalty of the amount withdrawn. The 10% penalty shall be permanently and irrevocably forfeited. The Company shall thereafter have no obligation to pay the forfeited amount.

        (b) HARDSHIP DISTRIBUTION. A Participant may receive a hardship distribution, from the vested portion of his or her Accounts, subject to the approval of the Committee, if the Participant has a financial hardship. A financial hardship exists if the Participant demonstrates to the satisfaction of the Committee that he or she has suffered (i) a severe financial hardship which is unforeseeable or (ii) a financial hardship as defined in the 401(k) Plan, and that he or she does not have other assets (excluding those assets which might be available from the 401(k) Plan, Beckman Coulter, Inc. Employees' Stock Purchase Plan and Beckman Coulter, Inc. Executive Restoration Plan) sufficient to satisfy the financial need created by the hardship. The determination of whether a Participant has suffered a hardship shall be made by the Committee in its sole discretion. A hardship distribution, if made, shall be in an amount no greater than the amount needed to satisfy the hardship (including amounts required to satisfy applicable Federal and state income tax withholding), as determined by the Committee.

        (c) WITHDRAWAL ELECTION FORM. For distributions under this Section 6.3, the Participant shall designate on a withdrawal form provided by the Company the Accounts, the Plan Year of the contribution, and the contribution source (e.g., Participant, Company or both) from which the distribution is to be made. Such distribution will be made as soon as administratively practical following the Participant's submission of a completed withdrawal form. Distributions under this Section 6.3 do not result in suspension from participation in the Plan.

                (i) The portion of the withdrawal not denominated as Stock Units as of the date of distribution shall be paid in cash and valued as of the date the amount of the distribution is determined.

                (ii) If, as of the date of distribution, benefits continue to be denominated as Stock Units, then the portion of the withdrawal attributable to the Stock Units credited to a Participant's Accounts shall be distributed in shares of Common Stock. The Fair Market
        Value of any fractional Stock Units shall be distributed in cash;
        such Fair Market value shall be determined as of the date used by the trustee of the Trust to determine the taxable income reportable with respect to the shares of Common Stock distributed.

        6.4     DISTRIBUTIONS ON DEATH.

        In the event of the death of a Participant prior to the commencement of payment of benefits hereunder, the Participant's Accounts shall be paid to the Participant's Beneficiary as a Single Lump Sum on Termination in accordance with Section 6.1 (a)(i) as soon as administratively practical following the date of death. Furthermore, in the event of the death of a Participant who has commenced to receive a distribution of benefits in the form of annual installments under Section 6.1(a)(v), the remaining vested balances in his or her Accounts shall be paid to the Participant's Beneficiary in the form of a lump sum as soon as administratively practical following the date of death.

        6.5     CHANGE OF TRUST STATUS

        Notwithstanding anything contained in this Plan to the contrary, if at any time the Trust is finally determined by the Internal Revenue Service ("IRS") not to be a "grantor trust" with the result that the income of the Trust is not treated as income of the Company pursuant to Sections 671 through 679 of the Code, or if a tax is finally determined by the IRS to be payable by one or more Participants or Beneficiaries with respect to any interest in the Plans or the Trust prior to payment of such interest to any such Participant or Beneficiary, the Committee shall immediately determine each Participant's share of the Trust in accordance with this Plan and such other Plans with respect to which assets are held in the Trust (together with this Plan, the "Nonqualified Plans"), and the Trustee shall immediately distribute such share in a lump sum to each Participant or Beneficiary entitled thereto, regardless of whether such Participant's employment has terminated and regardless of form and time of payments specified in or pursuant to the Plan in such amounts and in the manner instructed by the Committee. If the value of the Trust is less than the benefit obligations under the Nonqualified Plans, the foregoing described distributions will be limited to a Participant's share of the Trust, determined by allocating assets to the Participant based on the ratio of the Participant's benefit obligations under the Nonqualified Plans to the total benefit obligations under the Nonqualified Plans.


                                  ARTICLE VII
                        CLAIMS PROCEDURE AND ARBITRATION
                        ================================

        7.1     CLAIMS PROCEDURE AND ARBITRATION.

        (a) The Committee (or, upon and after a Change in Control Event, the Administrator) shall establish a reasonable claims procedure consistent with the requirements of ERISA. In the event of a claim for payment under this Plan or any dispute regarding the interpretation of this Plan, the Participant, or following the Participant's death, his or her Beneficiary (collectively referred to in this section as "Claimant") shall be required to submit such matter for review in accordance with the claims procedure established by the Committee (or Administrator).

        (b) If a Claimant has exhausted the claims procedure referred to in subsection (a) and he or she is dissatisfied with the outcome, the Claimant may, if he or she desires, submit any claim for payment under this Plan or any dispute regarding the interpretation of this Plan to arbitration. This right to select arbitration shall be solely that of the Claimant, and the Claimant may decide whether or not to arbitrate in his or her discretion. The "right to select arbitration" does not impose on the Claimant a requirement to submit a dispute for arbitration. The Claimant may, in lieu of arbitration, bring an action in appropriate civil court. The Claimant retains the right to select arbitration, even if a civil action (including, without limitation, an action for declaratory relief) is brought by the Company or any other fiduciary of this Plan prior to the commencement of arbitration. If arbitration is selected by the Claimant after a civil action concerning the Claimant's dispute has been brought by a person other than the Claimant, the Company, and the Claimant shall take such actions as are necessary or appropriate, including dismissal of the civil action, so that the arbitration can be timely heard. Once arbitration is commenced, it may not be discontinued without the unanimous consent of all parties to the arbitration. During the lifetime of the Participant only he or she can use the arbitration procedure set forth in this section.

        (c) Any claim for arbitration may be submitted as follows: if the Claimant disagrees with an interpretation of this Plan by the Company or any fiduciary of this Plan, or disagrees with the calculation of his or her benefit under this Plan, such claim may be filed in writing with an arbitrator of the Claimant's choice who is selected by the method described in the next four sentences. The first step of the selection shall consist of the Claimant submitting in writing a list of five potential arbitrators to the Company. Each of the five arbitrators must be either (i) a member of the National Academy of Arbitrators located in the state of California or (ii) a retired California Superior Court or Appellate Court judge. Within one week after receipt of the list, the Company shall select one of the five arbitrators as the arbitrator of the dispute in question. If the Company fails to select an arbitrator in a timely manner, the Claimant then shall designate one of the five arbitrators as the arbitrator of the dispute in question.

        (d) The arbitration hearing shall be held within seven days (or as soon thereafter as possible) after the selection of the arbitrator. No continuance of said hearing shall be allowed without the mutual consent of the Claimant and the Company. Absence from or non-participation at the hearing by any party shall not prevent the issuance of an award. Hearing procedures that will expedite the hearing may be ordered at the arbitrator's discretion, and the arbitrator may close the hearing in his sole discretion when he or she decides he or she has heard sufficient evidence to justify issuance of an award. The arbitrator shall apply the same procedure referred to in Section 7.1(a) as would be applied by a court of proper jurisdiction. Accordingly, prior to a Change in Control Event, the arbitrator shall not apply a de novo standard of review in reviewing the decision rendered through the claims procedure but rather shall apply an arbitrary and capricious standard of review, and upon and after a Change in Control Event, the arbitrator shall apply a de novo standard of review.

        (e) The arbitrator's award shall be rendered as expeditiously as possible and in no event later than one week after the close of the hearing. In the event the arbitrator finds that the Claimant is entitled to the benefits he or she claimed, the arbitrator shall order the Company to pay or deliver such benefits (which may be paid from the Trust), in the amounts and at such time as the arbitrator determines. The award of the arbitrator shall be final and binding on the parties. The Company shall thereupon pay or deliver (or the trustee of the Trust shall pay or deliver) to the Claimant immediately the amount that the arbitrator orders to be paid or delivered in the manner described in the award. The award may be enforced in any appropriate court as soon as possible after its rendition. If any action is brought to confirm the award, no appeal shall be taken by any party from any decision rendered in such action.

        (f) This subsection (f) shall apply only after the occurrence of a Change in Control Event. If the arbitrator determines that the Claimant is entitled to the claimed benefits, the arbitrator shall direct the Company to pay to the Claimant, and the Company shall pay to the Claimant in accordance with such order, an amount equal to the Claimant's expenses in pursuing the claim, including attorneys' fees. Such payment shall not be made from the Trust.

                                  ARTICLE VIII
                                 ADMINISTRATION
                                 ==============

        8.1     COMMITTEE.

        (a) The Committee shall be appointed by, and serve at the pleasure of, the Board of Directors. The number of members comprising the Committee shall be determined by the Board which may from time to time vary the number of members. A member of the Committee may resign by delivering a written notice of resignation to the Board. The Board may remove any member by delivering a certified copy of its resolution of removal to such member. Vacancies in the membership of the Committee shall be filled promptly by the Board.

        (b) Upon and after a Change in Control Event, the Committee shall cease to have authority concerning the administration of this Plan and such authority shall be assumed by the Administrator.

        8.2     COMMITTEE ACTION.

        The Committee shall act at meetings by affirmative vote of a majority of the members of the Committee. Any action permitted to be taken at a meeting may be taken without a meeting if, prior to such action, a written consent to the action is signed by all members of the Committee and such written consent is filed with the minutes of the proceedings of the Committee. A member of the Committee shall not vote or act upon any matter which relates solely to himself or herself as a Participant. The chairman of the Committee (the "Chairman") or any other member or members of the Committee designated by the Chairman may execute any certificate or other written direction on behalf of the Committee.

        8.3     POWERS AND DUTIES OF THE COMMITTEE OR ADMINISTRATOR.

        Subject to Section 8.4, the Committee or Administrator (as applicable), on behalf of the Participants and their Beneficiaries, shall enforce this Plan in accordance with its terms, shall be charged with the general administration of this Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

        (a) Prior to a Change in Control Event, to construe and interpret the terms and provisions of the Plan, provided that upon and after a Change in Control Event, the Administrator's interpretation or construction (and any previous interpretation or construction of the Committee) shall be reviewed on a de novo basis.

        (b) To compute and certify to the amount and kind of benefits payable or deliverable to Participants and their Beneficiaries;

        (c) To maintain all records that may be necessary for the administration of this Plan;

        (d) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

        (e) To make and publish such rules for the regulation of this Plan and procedures for the administration of this Plan as are not inconsistent with the terms hereof; and

        (f) To appoint a plan administrator or any other agent, and to delegate to them such powers and duties in connection with the administration of this Plan as the Committee may from time to time prescribe.

        (g) To direct the Trustee concerning the performance of various duties and responsibilities under the trust including exercising all voting rights connected with the stock, including voting rights in the event of a tender or exchange offer with respect to the Company or in the event of a contested election with respect to the Board of Directors.

        8.4     INTERPRETATION OF PLAN.

        Prior to the occurrence of a Change in Control Event, the Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to this Plan. Notwithstanding the foregoing, following the occurrence of a Change in Control Event, the Administrator, rather than the Committee, shall construe and interpret the Plan, no deference shall be given to the Administrator's construction or interpretation (or the Committee's prior interpretation or construction) of the Plan and any such construction or interpretation shall be reviewed under a de novo standard of review.

        In making any determination or in taking or not taking any action under this Plan, the Committee, the Administrator or the Board, as the case may be, may obtain and may rely upon the advice of experts, including professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith.

        8.5     PLAN CONSTRUCTION.

        It is the intent of the Company that transactions in and affecting securities issued hereunder in the case of Participants who are or may be subject to Section 16 of the Exchange Act satisfy any then applicable requirements of Rule 16b-3 so that such persons (unless they otherwise agree) will be entitled to the benefits of Rule 16b-3 or other exemptive rules under
Section 16 of the Exchange Act in respect of those transactions and will not be subjected to avoidable liability thereunder. If any provision of this Plan would otherwise frustrate or conflict with the intent expressed above, that provision to the extent possible shall be interpreted as to avoid such conflict.

        8.6     INFORMATION.

        To enable the Committee or Administrator to perform its functions, the Company shall, upon request of the Committee or Administrator, supply full and timely information to the Committee or Administrator on all matters relating to the Salary and/or Bonus of all Participants, their death, or other cause of termination, and such other pertinent facts as the Committee or Administrator may require.

        8.7     COMPENSATION, EXPENSES AND INDEMNITY.

        (a) The Committee or Administrator is authorized at the expense of the Company to employ such legal counsel and administrative services as it may deem advisable to assist in the performance of its duties hereunder. Expenses and fees in connection with the administration of this Plan shall be paid by the Company.

        (b) To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Administrator, the Board of Directors and any delegate of the Committee or Administrator who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to this Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law.

        (c) When the Committee becomes aware that a Change in Control Event is expected to occur, and prior to such Change in Control Event, an amount estimated by the Committee equal to the costs of administrating the Plan for two years after the Change in Control Event shall be irrevocably deposited by the Company in the Trust. Such amount may be used to pay the expenses of administering the Plan, and if such amount is exhausted, the Company shall resume payment of the expenses.

                                   ARTICLE IX
                                 MISCELLANEOUS
                                 =============

        9.1     UNSECURED GENERAL CREDITOR.

        Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company. No assets of the Company shall be held under any trust (other than a grantor trust within the meaning of Section 671, et. seq. of the Code), or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company's assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company's obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors.

        9.2     NO EMPLOYMENT CONTRACT.

        Nothing contained in this Plan (or in any other documents related to this Plan) shall confer upon any Eligible Employee or other Participant any right to continue in the employ or other service of the Company or constitute any contract or agreement of employment or other service, nor shall interfere in any way with the right of the Company to change such person's compensation or other benefits or to terminate the employment of such person, with or without cause.

        9.3     ADJUSTMENTS IN CASE OF CHANGES IN COMMON STOCK.

        If any stock dividend, stock split, recapitalization, merger, consolidation, combination or other reorganization, exchange of shares, sale of all or substantially all of the assets of the Company, split-up, split-off, spin-off, extraordinary redemption, liquidation or similar change in capitalization or any distribution to holders of the Common Stock (other than cash dividends and cash distributions) shall occur, proportionate and equitable adjustments consistent with the effect of such event on stockholders generally (but without duplication of benefits if Dividend Equivalents are credited) shall be made in respect of Units and Accounts credited under this Plan so as to preserve the benefits intended. To the extent the consideration paid to holders of Common Stock is readily tradable common stock of another company, then the common stock of such other company shall be considered Common Stock hereunder. To the extent the consideration paid to holders of Common Stock is other than readily tradable common stock of another company, then the fair market value of such consideration shall be credited to the Participants' respective Accounts, and shall thereafter be credited with earnings and shall be distributed according to the provisions of this Plan.


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


        9.4     RESTRICTION AGAINST ASSIGNMENT.

        The Company shall pay all amounts payable hereunder only to the person or persons designated by this Plan and not to any other person or corporation. No part of a Participant's Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant's Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any right to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any distribution or payment from this Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct.

        9.5     WITHHOLDING.

        The Company shall satisfy any state or federal income or other tax withholding obligation arising upon distribution of a Participant's Accounts. The Participant shall pay or provide for payment in cash of the amount of any taxes which the Company may be required to withhold with respect to the benefits hereunder, and shares of Common Stock held for the benefit of the Participant in the Trust may be sold to raise cash to satisfy any withholding requirement.

        9.6     AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION.

        The Company may amend, modify, suspend or terminate this Plan in whole or in part and the Committee may amend or modify this Plan in whole or in part, except that (i) no amendment, modification, suspension or termination shall have any retroactive effect to reduce any amounts allocated to Participants' Accounts, (ii) Sections 4.1(c) and 4.2(d) may not be amended, modified or suspended so as to, with respect to any amounts credited to the Accounts as of the date of such amendment, reduce the amount of earnings or Dividend Equivalents to be credited to Participants' Accounts in accordance with Sections 4.1 (c) and 4.2(d), respectively, and (iii) Section 7.1 may not be amended with respect to any Participant or Beneficiary following the date the Participant or Beneficiary makes a claim for benefits under this Plan. In the event that this Plan is terminated, the amounts credited to a Participant's Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary in a lump sum within ninety (90) days following the date of Plan termination.


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


        9.7     GOVERNING LAW.

        Except to the extent preempted by ERISA or other applicable federal law, this Plan shall be construed, governed and administered in accordance with the laws of the State of California.

        9.8     RECEIPT OR RELEASE.

        Any payment to a Participant or the Participant's Beneficiary in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment or delivery, to execute a receipt and release to such effect.

        9.9     PAYMENTS ON BEHALF OF PERSONS UNDER INCAPACITY.

        In the event that any amount becomes payable to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment or delivery made pursuant to such determination shall constitute a full release and discharge of the Committee and the Company.

        9.10    HEADINGS, ETC. NOT PART OF AGREEMENT.

        Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.



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


        This restated Plan is hereby adopted by Beckman Coulter, Inc. effective May 1, 2002.



                                    BECKMAN COULTER, INC.


                                    By:   /S/ FIDENCIO M. MARES
                                       ---------------------------------------
                                          Fidencio M. Mares


                                    Its:  VICE PRESIDENT, HUMAN RESOURCES
                                        --------------------------------------


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